Exhibit 10.53

SEPARATION AND SEVERANCE AGREEMENT

AND RELEASE OF CLAIMS

The purpose of this Agreement is to set forth the terms and provisions of a severance agreement agreed to between Eric J. Bur (hereinafter “Employee”) and Employee’s former employer, NIC Inc., a Colorado corporation, its parents, subsidiaries, affiliates and related companies (hereinafter referred to collectively as “Employer” or “Company”), in connection with the termination and severance of the Employee’s employment from Employer and to waive and release any claims by the Employee against the Employer.

In consideration of the mutual promises and agreements herein contained, the Employee and Employer agree as follows:

A.                                 Separation from Employment. Employee shall hereby be deemed to have voluntarily separated from his position of employment with Employer, effective August 15, 2007. Employee acknowledges that all base compensation due the employee, including salary and accrued but unused vacation due Employee, has been agreed to be paid through August 15, 2007, at the Employer’s regular payroll intervals of June 29, July 13, July 31 and August 15, 2007.

B.            Payments by Employer.

1.                                      The Employer will pay the Employee the additional gross amount of $202,175.48, less all deductions required by law, as a severance payment (the “Severance Payment”). The Severance Payment shall be made on July 13, 2007. Employer shall furnish Employee with a copy of the calculation of the deductions made from such gross amount at the time of payment of the Severance Payment.

2.                                       The Employee shall be entitled to all benefits upon termination for which he is qualified in accordance with the various benefit plans in existence at the time of termination, including but not limited to the right to have his 2007 tranche of restricted stock vest at its regularly scheduled time at the end of July, 2007, and his last tranche of stock options vest on the scheduled date of August 1, 2007, and the right to exercise and sell or retain those vested shares and exercised options between August 2 and August 15, 2007, in accordance with the Employer’s Insider Trading Policy and federal law. In addition, he will be entitled to have his COBRA premiums paid through December 31, 2007 following his termination of employment. Employee may inform Employer at the notice address listed herein, should he desire to terminate COBRA premium payments earlier than the end of the period described in this paragraph.

3.                                       The Employee, in exchange for the Severance Payment provided under this Agreement, freely and voluntarily agrees to the Waiver and Release set forth below. Employee acknowledges that the Severance Payment is consideration in addition to anything of value to which the Employee is already entitled.

4.                                    The Employee acknowledges that the Severance Payment provided under paragraph 1 above is being made under the Company’s Severance Policy and that this Agreement memorializes each party’s obligations under that Severance Policy. Employee further acknowledges that, to the extent that Employer is providing Employee with payments or benefits beyond those set forth in the Company’s Severance Policy, Employer, in providing such payments or benefits, docs not intend to establish any policy or practice thereby.

C.                                 Waiver and Release of Claims by Employee. Except for the obligations created under this Agreement, Employee, on behalf of Employee and Employee’s heirs, personal representatives, successors and assigns, (collectively the “Employee Releasors”), hereby jointly and severally fully and forever release, acquit and discharge Employer and its successors, partners, employees, agents, and any related party which includes all subsidiaries, affiliates, and parent corporations or entitles, their respective heirs, personal representatives, successors and assigns (each an “Employee Releasee” and collectively the “Employee Releasees”), of and from any and all claims, counterclaims and causes of action whatsoever which the Employee Releasors, jointly and severally, ever had, now have, or hereafter can, shall or may have against the Employee Releasees, jointly and severally, arising out of or in connection with the Employee’s employment with the Employer, including the termination of said employment. This release includes, but is not limited to: all claims based on Employee’s employment by and termination from Employer including all claims arising under or in connection with any U.S. federal, state and municipal law, including without limitation, the Age Discrimination Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Civil Rights Acts of 1866 and 1871, as amended; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act, the Older Workers Benefit Protection Act of 1990; the Rehabilitation Act of 1973, Executive Order 11246; the Employee Retirement Income Security Act of 1974, as amended; and the common law of the state in which the Employee was employed and/or performed work, for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, and defamation or injuries incurred on the job or incurred as a result of loss of employment. Employee understands and agrees that he is waiving and releasing any and all claims that he now has against the Employer, regardless of their nature or origin, and the fact that such claim is not listed in the paragraph above does not mean that such claim is not included in this Agreement. Employee expressly covenants not to sue Employer for any claims, whether known or unknown, arising from Employee’s employment relationship with Employer or any claims existing as of this date.

D.                                Reaffirmation of Non-Disclosure Obligations. Employee acknowledges that during the course of Employee’s employment and as a condition of employment or continued employment, Employee undertook certain non-disclosure obligations, which prohibit Employee from disclosing or using any confidential and/or proprietary information to which Employee had access during his Employment, and which are incorporated herein by reference.  Employee acknowledges that his non-disclosure obligations continue and that nothing contained herein is intended to modify or abrogate those obligations; provided however, that Employee is expressly permitted to have contact with those investment analysts with whom he interacted while Chief Financial Officer of Employer, for the exclusive purposes of discussing his voluntary separation (but not the specific terms of this Agreement pursuant to paragraph 1, or any other details of the Employer) and reaffirming the contents of the Employer-issued press release of June 27, 2007 regarding Employee’s departure.

E.                                  Non-Competition Obligations. Employee acknowledges that Employee and Employer entered into certain agreement(s) which prevent Employee from competing with Employer following his separation from employment, which agreement(s) is incorporated herein by reference. Employee acknowledges his continuing obligations under said agreement(s) and further acknowledges that nothing contained herein is intended to modify or abrogate those obligations.

F.                                  No Assignment. As of the date of the signing of this Agreement, the Employee represents that he has made no assignment of any claims against any persons or organizations described as Releasors in paragraph C above.

G.                                  Older Worker Benefit Protection Act Requirements. Employee hereby acknowledges that he has been given a copy of this document, and that he has been informed in writing that he has up to twenty-one (21) calendar days in which to consider whether he will sign this Agreement. He also acknowledges that he has been informed that he should consult with an attorney before signing this Agreement. Employee acknowledges that he has been informed that he may also revoke Employee’s acceptance of this Agreement and waiver of claims by delivering a letter of revocation to NIC Inc., Attention: President (LEGAL NOTICE), 10540 S. Ridgeview Road, Olathe, KS 66061, within seven days of the date he has signed this Agreement. He understands that this Agreement will not become effective until the eighth day following Employee’s signing of this Agreement. He understands and intends that in the event that he does not revoke acceptance of this Agreement within the seven-day period described in this paragraph, this Agreement and the releases contained herein will be legally binding and enforceable on Employee, his heirs, administrators, and assigns. The Employee further acknowledges that he will receive the Severance Pay only upon expiration of the seven (7) day time period described above, and at the company’s next regularly-scheduled pay period following the expiration of any revocation period herein.

H.                                Modification of Entire Agreement. This Agreement may be modified by a writing duly signed by the Employee and Employer. It is further understood and agreed that this is the entire agreement between the parties, and that no promises, representations, understandings, or warranties have been made by any party respecting the subject of this Agreement, and that all such agreements are contained herein.

I.                                     Confidentiality. The Employer and Employee agree from the date of the execution of this Agreement, that they shall maintain the confidentiality of the existence and terms of this Agreement, and will not disclose same except as required by law or for internal business reasons of the Employer, and except to the extent the Employee is required to disclose same to his immediate family, or to those persons necessary for the preparation and filing of tax returns, or for the seeking of and consultation with legal counsel. Employee shall advise such persons that the terms of this Agreement are confidential and must be treated as such by these persons.

J.                                      Return of Employer Property. The Employee agrees to and by Employee’s signature below acknowledges that he has returned all proprietary information of the Employer including business records, client files, documents, reports, communications, working papers, computer software, email, and other data content of any computer to the Employer. Employee further acknowledges that he has returned all property and equipment of the Employer, including keys, credit cards, phone cards, access control cards, PDAs, cell phones and any other Company property that was in Employee’s possession as of the date of separation from employment.

K.                                  Effective Date. Except as provided above, this Agreement shall become effective upon the signing by both Employer and Employee, with an effective date that is the date of its execution by the later of Employer of Employee.

L.                                     Severability. In the event that any provision of this Agreement is held to be contrary to any statute or law, or otherwise unenforceable, the remaining provisions of this Agreement shall be enforced to the fullest extent practicable. As used in this Settlement Agreement, the term “and” means “and/or”, the singular includes the plural and the masculine includes the feminine and neuter.

M.                               No Admission. The parties agree that the facts recited in this Agreement are recited only for purposes of this document, and are not intended by the parties for use, nor shall they be used as admissions or stipulations admissible in any other litigation, and that by entering into this Agreement, the Employer does not establish any policy or practice thereby.

“Employee”

[ILLEGIBLE]		6/27/07
Date
“Employer”

By	[ILLEGIBLE]	6/27/07
Date

Country of Johnson	)
	)	ss.
State of Kansas	)

Before me, the undersigned notary, on 6-27-, 2007, came Eric J. Bur, who provided to me satisfactory proof of his identity, and who signed and acknowledged the above signature to be his own.

(seal)
[LOGO]	Notary Public - State of Kansas		/s/ Jennifer A. Stolper
	JENNIFER A. STOLPER		Notary
	My Appl. Exp.	4-22-2011	My commission expires:	4-22-2011